EXHIBIT F-1


                                     May 19, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Cinergy Corp., et al./ File No. 70-9023

Ladies and Gentlemen:

     In my capacity as Associate General Counsel of Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), I am furnishing this opinion as an exhibit to the Declaration on Form U-1 in the above docket (such statement, including Amendment No. 1 thereto filed herewith and any further amendment, if any, thereto, the "Declaration") of Cinergy and Cinergy Investments, Inc. ("Investments"), a Delaware corporation and wholly-owned subsidiary of Cinergy.

     The Declaration requests authorization for Investments and on behalf of certain existing or to-be-formed subsidiaries thereof, referred to therein as "Project Parents," to declare and pay dividends to their respective parent companies from time to time through December 31, 2002 out of capital or unearned surplus to the extent permitted under applicable corporate law, subject to certain additional restrictions applicable to any such dividends declared and paid by Investments.

     In connection with this opinion, I have reviewed the Declaration and such other documents, records and other materials as I have deemed necessary or appropriate in order to render this opinion.

     I am a member of the Bar of the State of Ohio and do not purport to be an expert on the laws of any other jurisdiction. I have also examined the Delaware General Corporation Law ("DGCL") to the extent necessary to express the opinions set forth herein. The opinions expressed herein are limited to matters governed by the laws of the State of Ohio and the DGCL.

     Based upon and subject to the foregoing, and assuming that (i) the transactions therein proposed are carried out in accordance with the Declaration, and (ii) the proposed dividend declarations and payments are made in accordance with the applicable provisions of the DGCL and otherwise in accordance with applicable corporate law and applicable contractual restrictions, if any, I am of the opinion that when the Commission shall have entered an order permitting the Declaration to become effective:

     (a) all state laws applicable to the proposed transactions will have been complied with; and

     (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or Investments or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Declaration.

                                         Very truly yours,


                                         /s/ Jerome A. Vennemann
                                        Associate General Counsel